EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS SECOND QUARTER NET INCOME OF $1.53 PER DILUTED SHARE
ON SALES OF $1.51 BILLION

GLENVIEW, IL, July 24, 2007 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended June 29, 2007.

Second Quarter Highlights

•	Sales of $1.51 billion, including $39.7 million coming from a series of acquisitions completed over the past year, rose 22 percent compared to sales of $1.24 billion in the year ago quarter.

•	Quarterly operating income of $116.1 million reflected a 28 percent increase from the $91.0 million reported in the second quarter of 2006.

•	Net income in the quarter increased 31 percent, to $64.6 million, or $1.53 per diluted share, from $49.4 million, or $1.15 per diluted share, in last year’s second quarter.

•	Cash flow used in operations was $30.5 million as compared to $52.5 million used in operations in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	Jun. 29,	Jun. 30,	Percent	Jun. 29,	Jun. 30,	Percent
	2007	2006	Change	2007	2006	Change
Net Sales	$1,511.5	$1,239.8	22%	$2,840.2	$2,310.3	23%
Operating Income	$116.1	$91.0	28%	$206.5	$150.6	37%
Net Income	$64.6	$49.4	31%	$118.2	$80.7	47%
Diluted Earnings Per Share	$1.53	$1.15	33%	$2.81	$1.89	49%
Diluted Weighted Shares	42.2	42.9	-2%	42.1	42.6	-1%

Robert Grubbs, President and CEO, stated, “The record results generated in the first half of 2007 reflect a continuation of the broad-based market trends we have seen in the past couple of years, both from an end market and geographic standpoint, together with solid execution of the growth strategies we have been focused on over this same time period. Assuming a continuation of market conditions and further success in our ongoing initiatives to expand our business, we would expect to be in a position to have another record setting year of sales and earnings.”

Second Quarter Results

For the three-month period ended June 29, 2007, sales of $1.51 billion produced net income of $64.6 million, or $1.53 per diluted share. Included in the current year’s second quarter results were sales of $39.7 million coming from a series of acquisitions completed in the past year. In the prior year period, sales of $1.24 billion generated net income of $49.4 million, or $1.15 per diluted share.

Operating income in the second quarter increased 28 percent to $116.1 million as compared to $91.0 million in the year ago quarter. For the latest quarter, operating margins were 7.7 percent compared to 7.3 percent in the second quarter of 2006.

First Six Month Results

For the six-month period ended June 29, 2007, sales of $2.84 billion produced net income of $118.2 million, or $2.81 per diluted share. Included in the 2007 six-month results were sales of $73.3 million from a series of acquisitions completed in the past year. In the prior year period, sales of $2.31 billion produced net income of $80.7 million or $1.89 per diluted share.

Operating income in the first six months of fiscal 2007 increased by 37 percent to $206.5 million as compared to $150.6 million in the year ago period. Operating margins in the first six months of 2007 were 7.3 percent as compared to 6.5 percent in the prior year period.

Second Quarter Sales Trends

Commenting on second quarter sales trends, Grubbs said, “Sales in the second quarter grew at a year-over-year organic rate of nearly 17 percent after excluding sales from a series of acquisitions completed in the past year, as well as for the favorable foreign exchange impact of $27.0 million on second quarter 2007 sales. The organic growth clearly exceeded our target of 8 to 12 percent as we once again saw stronger than expected customer demand across a broad mix of end markets but with particularly strong large project demand in the electrical wire & cable market.”

Grubbs continued, “The factors driving our organic growth were consistent with those we have seen during the past couple of years. In the most recent quarter, we again experienced strong larger project business, particularly as relates to data center builds in the enterprise cabling market and within the energy / natural resources customers in the electrical wire & cable market. At the same time, we have continued to experience strong growth in the security and OEM markets. Furthermore, copper prices had only a marginal impact (just over 1 percent) on our organic growth in the most recent quarter as year-on-year price fluctuations stabilized. Market-based copper prices averaged approximately $3.46 per pound during the quarter compared to $3.39 per pound in the year ago second quarter. We estimate that the quarterly year-on-year change in copper prices added approximately $15.9 million to sales within the electrical wire & cable market.”

“In North America we saw year-over-year sales grow by 16 percent to $1.07 billion in the most recent quarter,” commented Grubbs. “In addition to strong end-market demand, North American sales growth benefited by $13.2 million over last year’s second quarter as a result of slightly higher copper prices. Foreign exchange rates added $2.8 million and an acquisition added a further $7.9 million to second quarter sales as compared to the year ago quarter. Strong large project demand in the North American electrical wire & cable market was the primary contributor to year-on-year sales growth in that market of 22 percent. In Europe, we saw sales climb by $85.5 million or approximately 36 percent versus the year ago quarter. Favorable exchange rate differences accounted for $21.2 of the year-on-year growth in sales and $31.8 million was due to the acquisitions. The slightly higher year-on-year copper prices had a minimal effect on sales growth. Taking out exchange rate differences and sales from acquisitions, overall sales in Europe grew organically by nearly 14 percent as compared to the year ago quarter. More specifically, our efforts to expand our presence in the electrical wire & cable market in Europe resulted in sales of $61.7 million in the quarter as compared to $37.0 million in the year ago quarter. Exclusive of $4.4 million of favorable foreign exchange effects, sales in the European electrical wire & cable market were more than 50 percent higher than the year ago quarter. ”

“In the emerging markets of Latin America and Asia Pacific, we saw an increase of $37.5 million or 49 percent in year-on-year sales, with a favorable impact of $3.0 million relating to currency exchange rate effects. Growth was again particularly strong in Asia Pacific where, for the second straight quarter, we posted year-on-year growth of approximately 80 percent,” continued Grubbs.

Second Quarter Operating Results

“As a result of very strong sales growth, second quarter operating margins were 7.7 percent as compared to 7.3 percent in the year ago period,” said Grubbs. “In North America, our operating margins were 8.6 percent as compared to 8.3 percent in the year ago quarter, with sales growth producing additional operating leverage.”

Grubbs added, “In Europe, operating margins in the most recent quarter were 4.6 percent as compared to 4.3 percent in the year ago quarter. This improvement in operating margins reflects the operating leverage we gained as a result of strong organic sales growth and acquisitions. Operating income in the quarter was, however, negatively impacted by $3.5 million of expenses incurred in conjunction with the consolidation of certain facilities and reductions in staff. These expenses, which will result in a favorable effect on future earnings through lower operating costs, reduced operating margins by approximately 100 basis points in the current quarter. We were again encouraged by the results in the most recent quarter as well as the near-term outlook for our business in Europe.”

“Second quarter operating margins in the emerging markets were 7.7 percent as compared to 5.5 percent in the year ago quarter. Continued sales growth throughout these markets once again allowed us to leverage infrastructure costs resulting in improved operating margins,” added Grubbs.

Cash Flow and Leverage

“In the second quarter we used $30.5 million in cash to support the strong sequential sales growth of nearly 14 percent from the first to second quarter of this year. This compared to $52.5 million used in the year ago quarter, when sales growth from the first to second quarter of 2006 was approximately 16 percent,” said Dennis Letham, Senior Vice President-Finance. “The cash used to support our strong sales growth is consistent with our business model, as key asset turn ratios have remained relatively unchanged from year to year.”

“As a result of the increased working capital requirements associated with our strong sales growth, combined with two acquisitions completed in the first six months for a total consideration of $41.7 million and the repurchase of $162.7 million of our outstanding shares during the first quarter of 2007, our debt-to-total capital ratio at the end of the second quarter increased to 51.8 percent as compared to 45.7 percent at the end of 2006. Primarily due to the issuance of $300 million of 1% convertible notes in the first quarter of 2007, our weighted-average cost of borrowed capital was 4.2 percent in the second quarter as compared to 5.3 percent in the year ago quarter. At the end of the second quarter, approximately 78 percent of our total borrowings of $1.03 billion were fixed, either by the terms of the borrowing agreements or through hedging contracts. We also had $146.5 million of available, unused credit facilities at June 29, 2007, which provides us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the coming quarters.”

Business Outlook

Grubbs concluded, “The record sales and earnings performance in the first half of 2007 is the result of the same underlying trends that generated record performance in 2006. If these underlying market fundamentals remain healthy, then the second half of 2007 should show continued solid growth in sales and earnings versus the second half of the prior year. We also look to make continued progress on our strategic initiatives to build our security and OEM supply businesses, add to our supply chain services offering, expand the geographic presence of our electrical wire & cable business, and expand our product offering.”

“A portion of the strong performance in the second quarter was driven by very strong levels of large project demand in the electrical wire & cable end market. Given the strength of the second quarter project business it is likely that the third quarter of 2007 will not generate as strong of a seasonal sales growth trend as we have seen in prior years. Nonetheless, we believe that the current market conditions will allow us to continue growing year-on-year organic sales in line with our stated goal of 8 to 12 percent.”

Second Quarter Earnings Report

Anixter will report results for the 2007 second quarter on Tuesday, July 24, 2007 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 350,000 products and over $1 billion in inventory, 3) 226 warehouses with more than 5.5 million square feet of space, and 4) locations in 251 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
(In millions, except per share amounts)	2007	2006	2007	2006
Net sales	$1,511.5	$1,239.8	$2,840.2	$2,310.3
Cost of goods sold	1,148.2	932.7	2,158.5	1,746.0

Gross profit	363.3	307.1	681.7	564.3
Operating expenses	245.3	215.0	471.4	411.7
Amortization of intangibles	1.9	1.1	3.8	2.0

Operating income	116.1	91.0	206.5	150.6
Interest expense	(11.1)	(9.0)	(22.0)	(17.5)
Other, net	2.4	(1.5)	3.1	(1.6)

Income before income taxes	107.4	80.5	187.6	131.5
Income tax expense	42.8	31.1	69.4	50.8

Net income	$64.6	$49.4	$118.2	$80.7

Net income per share:
Basic	$1.74	$1.27	$3.16	$2.08
Diluted	$1.53	$1.15	$2.81	$1.89
Average shares outstanding:
Basic	37.1	39.0	37.4	38.8
Diluted	42.2	42.9	42.1	42.6
Geographic Segments
Net sales:
North America	$1,071.4	$922.7	$1,998.4	$1,701.5
Europe	326.2	240.7	631.3	460.1
Asia Pacific and Latin America	113.9	76.4	210.5	148.7

	$1,511.5	$1,239.8	$2,840.2	$2,310.3

Operating income:
North America	$92.4	$76.3	$163.2	$123.2
Europe	15.0	10.5	29.0	17.9
Asia Pacific and Latin America	8.7	4.2	14.3	9.5

	$116.1	$91.0	$206.5	$150.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	June 29,		December 29,
(In millions)	2007		2006
Assets
Cash and cash equivalents	$		$
		45.1		50.9
Accounts receivable, net		1,171.3		1,016.1
Inventories		1,006.2		904.9
Deferred income taxes		40.5		32.0
Other current assets		22.1		16.4

Total current assets		2,285.2		2,020.3
Property and equipment, net		69.2		62.0
Goodwill		399.5		364.8
Other assets		161.5		119.1

		$2,915.4		$2,566.2

Liabilities and Stockholders’ Equity
Accounts payable	$		$
		649.6		506.8
Accrued expenses		181.2		203.4
Short-term debt		127.0		212.3

Total current liabilities		957.8		922.5
1.0% convertible senior notes		300.0		—
Revolving lines of credit and other		237.1		238.2
5.95% senior notes		200.0		200.0
3.25% zero coupon convertible notes		161.4		158.8
Other liabilities		105.5		84.7

Total liabilities		1,961.8		1,604.2
Stockholders’ equity		953.6		962.0

		$2,915.4		$2,566.2